EXHIBIT 99.(i)

The Mexico Fund, Inc.
Monthly Summary Report | June 30, 2026

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.35 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$355.31	Daily Average Number of Shares Traded[2]	42,419
NAV per share[1]	$24.64	Outstanding Shares[3]	14,420,065
Closing price[2]	$21.87	Expense Ratio (4/30/2026)	1.18%
Discount	11.24%	Portfolio Turnover (4/30/2026)	8.06%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	Dec – 08[4]
MXF Market Price	-1.75%	12.12%	32.02%	15.47%	13.31%	7.89%	9.32%
MXF NAV	-2.70%	9.66%	23.63%	9.26%	11.55%	7.00%	8.70%
MSCI Mexico Index	-3.10%	10.94%	31.16%	11.74%	13.42%	7.37%	7.68%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

_________________________________

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During June 2026, the Fund repurchased no shares.

4 On January 1, 2009, the current portfolio management team began managing the Fund´s portfolio.

www.themexicofund.com

The Mexico Fund, Inc.
Monthly Summary Report | June 30, 2026

Top Ten Holdings (67.47% of Net Assets)
1 Grupo México	15.15%	6 América Móvil	4.74%
2 Fomento Económico Mexicano	10.94%	7 Grupo Aeroportuario del Pacífico	4.27%
3 Grupo Financiero Banorte	10.10%	8 Kimberly-Clark de México	3.43%
4 Cemex	6.42%	9 Gcc	3.36%
5 Wal-Mart de México	5.79%	10 Grupo Aeroportuario del Sureste	3.27%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager’s Comments

Global equity markets registered mostly negative returns during June 2026. The MSCI World Index and the MSCI Emerging Markets Index decreased 0.8% and 1.7%, respectively, during the month. The DJIA increased 2.5%, while the S&P 500 decreased 1.1%, the yield on the 10-year Treasury note increased 3 basis points to 4.47% and the U.S. dollar appreciated 2.3% (measured by the DXY Index5) during June 2026, while oil prices declined sharply following a preliminary US-Iran agreement to ease tensions and reopen the Strait of Hormuz. On global monetary policy, the U.S. Federal Reserve and the Bank of England each maintained its target reference interest rate at a range of 3.50% to 3.75% and 3.75%, respectively, while the European Central Bank increased its main refinancing rate by 25 basis points to 2.40%. In Mexico, the MSCI Mexico Index decreased 3.1% and the Mexican peso depreciated 0.8% during the month, to Ps. $17.49, whereas the Fund’s NAV decreased 2.7%, outperforming its benchmark.

On June 29, 2026, the Fund announced that its Board of Directors approved a Conditional Tender Offer (“CTO”) for 20% of the Fund's then-issued and outstanding shares, at a price equal to 98% of the Fund’s NAV (minus costs and expenses related to the tender offer). The CTO will be triggered if, at the end of the three-year Measurement Period (July 1st, 2026 – June 30th, 2029), either (i) the Fund's NAV total return performance is below that of the total investment performance of MSCI Mexico Index during the whole Measurement Period, or (ii) the Fund's shares trade at an average price of 90% or lower below NAV over the last twelve months of the Measurement Period. The CTO complements the Fund's MDP as part of the Fund’s Board of Directors’ ongoing commitment to narrowing the discount between the Fund's share price and its NAV.

In local news, Mexico´s Central Bank maintained its reference interest rate at 6.50%.

_________________________________

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

_________________________________

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

www.themexicofund.com